Exhibit 10.1

September 12, 2013

Dear Joseph:

On behalf of TransEnterix, Inc. and SafeStitch Medical, Inc. (collectively the “Company”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer reporting to Todd M. Pope starting on October 2, 2013.

This letter represents a contract of employment once it is fully executed by both you and the Company, and supersedes all prior discussions and any written or oral agreements with respect to your employment with the Company.

Your base salary will be $275,000 per year and will be paid in accordance with the Company’s normal payroll procedures. In addition, you are eligible for a 2013 year-end bonus of $25,000 provided that you remain employed by the Company on December 31, 2013. Beginning in 2014 and thereafter, you will be eligible for an annual year-end bonus of 40% of your base salary. Each such year-end bonus will be based upon mutually agreed upon accomplishment of objectives.

Following your acceptance of the terms of employment set forth in this letter, the Board of Directors will take action to grant to you 1,000,000 Restricted Stock Units (RSUs). Each RSU represents the right to acquire one share of the Company’s common stock upon vesting, i.e., the lapse of all forfeiture restrictions. These RSUs will vest over three (3) years with one- third vesting on the one year anniversary of your start date, one-third vesting on the second anniversary and the final one-third vesting upon the third anniversary of your start date. Vesting will be accelerated and the shares of common stock underlying the RSUs shall be issued to you immediately upon your involuntary termination from employment with the Company at the time of or within 12 months following a change in control.

You will also have the opportunity to earn a stock option grant exercisable for 2,500,000 shares of the Company’s common stock after the successful close of a Company fundraising that consists of 50% or more of the funds raised from non-insiders and a minimum raise of $20 million. The Board of Directors will take steps necessary to make stock option award in connection with the closing of such fundraising with the following terms: (1) stock options awarded as incentive stock options to the maximum permitted under the applicable Internal Revenue Code requirements, and as non-qualified stock options for the remainder; (2) an exercise price equal to the fair market value of the Company’s common stock, as determined by the Board of Directors, on the date of grant; (3) a ten-year term; (4) a vesting schedule that begins vesting on your start date, with twenty-five percent (25%) of the stock option vesting and becoming exercisable on the first anniversary of your start date and the remainder vesting monthly in equal installments on the corresponding day of the month for the next thirty-six (36) months thereafter; provided, however, that you will not exercise any vested stock options for a period of six (6) months after the date of grant of the stock option; (5) acceleration of vesting in the event of your involuntary termination from employment with the Company at the time of or within 12 months following a change in control and (6) all other terms applicable to stock options granted under the SafeStitch Medical, Inc. 2007 Option Plan (the “Plan”) as if granted under such Plan. If the Company is acquired or otherwise experiences a change in control prior to the closing of this fundraising such that the 2,500,000 share option grant is not able to be awarded and fully earned, you will receive a grant, immediately prior to the consummation of such acquisition or change in control transaction of 1,000,000 shares of the Company’s common stock that will vest one-third each year following the date of grant and will fully accelerate in the event of your involuntary termination from employment with the Company at the time of or within 12 months following a change in control.

If any or all of equity awards and grants made to you under this letter agreement and under the award or grant agreements to be delivered to you are made by the Board of Directors from outside of the Plan, the Board of Directors will reserve such shares for issuance to you from the Company’s authorized and unissued common stock until issuance under the terms of the awards or grants.

As a full-time employee, you will be eligible for the Company’s benefits which are summarized on the enclosed Employee Benefits Summary. Additional details of these plans will be sent to you upon your acceptance of employment. The Company reserves the right to cancel or change its policies and benefit plans at any time.

We ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is our understanding that you are not prohibited or limited in any way from performing the duties of your position, and you hereby represent that such is the case.

In the event that there is a change of control within the Company affecting your employment, it is agreed that Company, for and in consideration of the provisions of the Covenant of Good Faith and Confidentiality, Covenant of Nondisclosure, Release, and the other terms and conditions of the standard Company Separation Agreement that will be provided to you and executed by you and the Company within thirty days of your start date, and subject to the limitations stated therein, Employer agrees to provide the following consideration to Employee:

(a) On the first regular payday following the termination date, Employer shall pay to Employee as severance the lump sum representing 12 month(s) of severance at Employee’s normal base salary rate; provided, however, that any such payments will be made in compliance with Section 409A of the Internal Revenue Code; and

(b) If Employee elects continuation of Employee’s group insurance coverage in accordance with provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employer agrees to pay the premiums of Employee’s group insurance coverage under COBRA during the 12 month period following separation date. Employer’s obligation to pay such premiums shall terminate if (i) Employer ceases to maintain its group health plan; (ii) Employee becomes covered under any other group health plan; or (iii) Employee becomes entitled to Medicare coverage.

To accept the Company’s offer of employment, please sign and date this letter in the space provided below by September 25, 2013. Your employment is contingent upon your signing the enclosed Employment, Confidential Information, and Invention Assignment Agreement. Please return these signed documents to me in the enclosed return envelope. Duplicate originals are enclosed for your records.

In addition, your employment is contingent upon successful completion of a satisfactory background check, drug screen, and work-related reference checks. Enclosed is the TransEnterix, Inc. Drug and Alcohol Policy. Please sign and return the Acknowledgement and Agreement & Consent and Release of Liability forms.

You may contact Georgia Craig at gcraig@transenterix.com, 919-765-8401 if you have any questions about the on boarding process.

Joe, I am thrilled to have you join the company and look forward to making great strides together in the future.

Welcome,

635 Davis Drive, Suite 300
Morrisville, NC 27560
tpope@transenterix.com

I understand and agree to the terms of employment set forth above.

Joseph Slattery	09/16/2013

Signature / Name	Date